February 19, 2018

Steven Krill
6618 Colina Puesta
San Clemente, CA 92673

Re:    Separation Agreement
Dear Steven,
This letter sets forth the substance of the separation agreement (the “Agreement”) which Eagle Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation. Your last day of work with the Company and your employment termination date will be February 26, 2018 (the “Separation Date”).
2.    Accrued Salary and Vacation. On February 26, 2018, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of if you sign this Agreement.
3.    Severance Benefits. In exchange for your compliance with Sections 9, 14, 15, 16 and 17 hereof (collectively, the “Consideration Requirements”), as per your executed Officer Severance Benefit Plan Participation Agreement dated January 24, 2015 (the “Participation Agreement”), including the Eagle Pharmaceuticals, Inc. Officer Severance Plan, Approved by the Board of Directors as of August 4, 2015 (the “Plan,” and collectively with the Participation Agreement, the “Severance Plan”), if you timely return this Agreement, fully signed and dated, to the Company, and allow it to become effective, and you comply fully with the Consideration Requirements, the Company will pay you the cash severance (the “Severance”) set forth in paragraph 3(a) below as well as the additional consideration set forth in paragraphs 3(b), 3(c) and 4 below (collectively, the “Consideration”). You expressly acknowledge that you are not otherwise entitled to the Consideration and that the payments and benefits comprising the Consideration serve as adequate consideration for your compliance with the Consideration Requirements. The Company expressly acknowledges and agrees that (i) your termination of employment is a “Covered Termination” within the meaning of the Plan, (ii) as of the Separation Date, you were an “Eligible Officer” within the meaning of the Plan, (iii) as of the execution date of this Agreement, you will have satisfied all requirements to be eligible to receive the Consideration, subject to your continuing obligations under Sections 14, 15, 16 and 17 hereof and (iv) none of paragraphs 2(c), 2(d) or 3(c) of the Plan applies to the Consideration or any portion thereof.
(a)    Severance. If on or after the Separation Date, you sign this Agreement and comply with its terms, the Company will pay you, as set forth in Exhibit A hereof, the gross amount of $212,180.00 as Severance. Notwithstanding any provisions of the Severance Plan to the contrary, you will receive the Severance in a lump sum within 10 business days following the Effective Date, as defined in Section 18 hereof, provided that on or prior thereto you return to Company the letter attached as Exhibit B and you have not revoked this Agreement within the time allowed to revoke.

(b) Pro Rata Bonus. Subject to the terms of the Severance Plan, you will be entitled to receive the portion of your target annual bonus as shown on Exhibit A for the prorated amount of January and February 2018, calculated based on the number of days that you were employed during the performance year, which is the 12-consecutive month period commencing on January 1, 2018 and ending on December 31, 2018, less standard payroll deductions, taxes and other withholdings. Notwithstanding any provisions of the Plan to the contrary, you will receive the pro rata bonus in a lump sum within 10 business days following the Effective Date, provided that on or prior thereto you return to Company the letter attached as Exhibit B and you have not revoked this Agreement within the time allowed to revoke.
(c) Outplacement Services. You will become eligible to receive up to a total of $15,000, in the aggregate of outplacement counseling and training services to be provided by an outplacement services company selected by the Company provided that such services are or have been provided between March 1, 2018 and February 28, 2019.
4.    Healthcare Continuation Coverage. If you timely elect continued coverage under COBRA for yourself and/or your covered dependents under the Company’s group health plans following the Separation Date, and provided you timely execute and return this fully signed and dated Agreement to the Company, allow it to become effective, and comply fully with the Consideration Requirements, then the Company will continue to pay, as and when due to the insurance carrier or COBRA administrator (as applicable), the Company portion of the premium for such coverage until the earlier of (A) the six month anniversary of the Separation Date; or (B) the expiration of your eligibility for the continuation coverage under COBRA, (such period from the termination date through the earlier of (A) or (B), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then provided you remain eligible for reimbursement in accordance with this Section 4, in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period. If you cease to be eligible for COBRA during the period provided in this clause, you must promptly notify the Company of such event, and all payments and obligations under this clause will cease.
5.     Benefit Plans.
If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the last day of the month in which separation occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the potential for certain portions to be paid by the Company in accordance with Section 4. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Your participation in all Company provided insurance plans, including Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of the Separation Date;

however, you may elect to convert your Life Insurance by contacting HR on or before the end of the month.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You have the right to continue your current Health Care Spending Account if you are participating in this program. Enclosed is the information concerning how to continue this benefit. Dependent Care Spending Accounts cannot be continued. Your last full Spending Account payroll deductions will be processed on your final check date February 26, 2018. If you have a Flexible Spending Account (FSA), it will be closed as of the Separation Date. You will be able to submit bills for reimbursement to your FSA for 90 days from the Separation Date but only for costs incurred before the Separation Date.

6.    Stock Options.  You were granted options to purchase shares of the Company’s common stock totaling 283,467 shares (the “Options”) pursuant to the Company’s 2007 Incentive Compensation Plan, as amended (the “2007 Plan”), or the Company’s 2014 Equity Incentive Plan (the “2014 Plan”).  The 2007 Plan and the 2014 Plan will together be referred to as the “Equity Plans.” As more fully set forth on Exhibit A hereto, of the 283,467 Options granted under the Equity Plans, 92,435 Options remain vested and unexercised after your previous exercises which totaled 90,596 Options. Such Options may be exercised, to the extent they were vested and exercisable as of your Separation Date, following the termination of your employment for a period equal to 90 days, but in no event later than the expiration date set forth in the applicable option agreements (or the day before the tenth (10th) anniversary of applicable date of grant of an Option, if earlier.  All terms, conditions and limitations applicable to the Options will remain in full force and effect pursuant to the applicable option agreements and the Equity Plans.
7.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date; provided, however, that the only compensation and benefits conditioned on your execution and non-revocation of this Agreement are the compensation and benefits comprising the Consideration.
8.    Expense Reimbursements. If you have been issued any Company credit or calling cards, the Company will cancel these card(s) effective the Separation Date. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
9.    Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Carol Malagoli. Receipt of the severance benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.

10.    Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under that certain Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement dated as of November 24, 2015 (the “Restrictive Covenants Agreement”) to the extent provided therein. A copy of the Restrictive Covenants Agreement is attached hereto as Exhibit C. If you have any doubts as to the scope of the restrictions in the Restrictive Covenants Agreement, you should contact the Company’s Legal Department immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, or any provision of the Restrictive Covenants Agreement, any option agreement governing options granted under the Equity Plans or any other agreement by and between the Company and you, you shall not be obligated to provide a copy of the Restrictive Covenants Agreement to any future employer or any future business arrangement in which you become involved that does not involve the performance of Conflicting Services for a Customer or Potential Customer, each as defined in the Restrictive Covenants Agreement.
11.        Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
12.        Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

13.    Cooperation after Termination. You agree to cooperate reasonably with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours. As a condition to your compliance with this Section 13, the Company agrees to reimburse you for time (at an hourly rate of $450/hr.) and reasonable expenses associated with such cooperation. Any such reimbursements will be effectuated pursuant to the Company's regular business practice.
14.     General Release, Claims Not Released and Related Provisions.
a.General Release of All Claims. You knowingly and voluntarily release and forever discharge Company, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which you have or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

Title VII of the Civil Rights Act of 1964;

The Age Discrimination in Employment Act of 1967 (“ADEA”);

Sections 1981 through 1988 of Title 42 of the United States Code;

The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan or otherwise);

The Immigration Reform and Control Act;

The Americans with Disabilities Act of 1990;

The Workers Adjustment and Retraining Notification Act;

The Fair Credit Reporting Act;

The Family and Medical Leave Act;

The Equal Pay Act;

The Genetic Information Nondiscrimination Act of 2008;

The Sarbanes-Oxley Act of 2002;

The California Fair Employment and Housing Act, as amended;

The California Family Rights Act – Cal. Gov’t Code § 12945.2 et seq.

The California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq.;

The California Confidentiality of Medical Information Act– Cal. Civ. Code §56 et seq.;

The California Paid Sick Leave Laws, Cal. Lab. Code §§ 246 – 249;

The California Equal Pay Law – Cal. Lab. Code §1197.5;

The California WARN Act – Cal. Lab. Code § 1400 et seq.;

The California Consumer Credit Reporting Agencies Act– Cal. Civ. Code §1785 et seq.;

The California Investigative Consumer Reporting Agencies Act – Cal. Civ. Code §1786 et seq.;

Those Other Provisions of the California Labor Code That Lawfully May Be Released;

Any other federal, state or local law, rule, regulation, or ordinance;

Any public policy, contract, tort, or common law; or

Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

b.Claims Not Released. Notwithstanding the foregoing, the Parties agree that the scope of this release does not apply to (1) any rights you may have to vested accrued employee benefits under Employer’s health, welfare, or retirement benefit plans as of the Separation Date; (2) any claims for workers’ compensation benefits (including disability payments) or unemployment insurance benefits, (3) claims for indemnification of employee’s reasonable expenses incurred for the Employer under California Labor Code section 2802 and/or the Company's directors and officers, errors and omissions or similar insurance policies, (4) other claims that by law may not be waived, (5) claims seeking to enforce this Agreement, or (6) challenges to the validity of this Agreement.

c.Governmental Agencies. Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying or assisting in any investigation, hearing, or other proceeding before any federal, state or local government agency. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.

d.Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Releasee identified in this Agreement is a party.

15.    Waiver of ADEA Claims.

a.You agree that by signing this Agreement, you waive any claims you may have under the Age Discrimination in Employment Act of 1967, as amended (the ADEA). You agree this waiver is knowing and voluntary. You and Company agree this waiver does not apply to ADEA claims or rights that might arise after you sign this Agreement. You also agree you have no right to the Severance unless you sign this Agreement.

b.You also agree that this Agreement advises you in writing that:

i.	You should consult with an attorney before signing this Agreement;

ii.	You have at least 21 days from the Separation Date to consider whether to sign this Agreement;

iii.	You have seven days after signing this Agreement to revoke it;

iv.	If you revoke this Agreement, you will not receive the Severance; and

v.	This Agreement does not prevent you from later challenging the validity of the Agreement or from filing a charge with any government agency.

16.    Waiver of California Civil Code §1542 and of Unknown Claims. You agree that by signing this Agreement and accepting the benefits it provides, and by voluntarily releasing and discharging Company and all Releasees from any and all claims as described above, you specifically and freely waive any and all rights you may have under California Civil Code section 1542, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

In waiving the protections of Civil Code section 1542, you acknowledge that you know the actual facts and circumstances surrounding the Agreement upon which this release is given. So that this Agreement provides a full and complete waiver and release, you assume the risk that you may later discover facts different from those facts you now know or believe to be true.

17.        Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim of any kind. You affirm that all of the decisions of the Releasees regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a claim of any kind against any of the Releasees. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Releasees, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given at least twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier, though no earlier than the Separation Date, and if you do you will sign the Consideration Period Waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth day after this Agreement is executed by you.
18.    No Admission. This Agreement does not constitute an admission by either the Company or you of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
19.    Breach. You agree that upon any material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement comprising the Consideration. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11, 12 and 13 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that, in addition to any and all other damages and remedies available to the Company upon your material breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
20.    Section 409A. The payment to you of the Consideration hereunder is intended to be exempt from Section 409A of the Code ("Section 409A") as follows: (i) each of Severance and the pro rata bonus is intended to be exempt from Section 409A under the short-term deferral rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and/or the separation pay rule set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum cumulative extent thereof, it being understood. acknowledged and agreed by the parties that the Company terminated the Executive other than for Cause (as defined in the Plan) as of the Separation Date; (ii) the COBRA reimbursements are intended to be exempt from Section 409A under the exemption therefor set forth in Treasury Regulation Section 1.409A-1(b)(9)(v)(B) and/or the short-term deferral rule described in clause (i) to the maximum cumulative extent provided therein; (iii) the outplacement services are intended to be exempt from Section 409A under the exemption therefor set forth in Treasury Regulation Section 1.409A-1(b)(9)(v)(A) and/or the short-term deferral rule described in clause (i) to the maximum cumulative extent provided therein; (iv) option exercisability hereunder is intended to be exempt from Section 409A under the exemption therefor set forth in Treasury Regulation Section 1.409A-1(b)(5), applies to options granted with an exercise price equal to at least fair market value of the underlying shares as of the grant date; and (v) taxable reimbursements or in-kind benefits hereunder, to the extent not otherwise exempt from Section 409A, shall be made in accordance with the following requirements: (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (B) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year immediately following the calendar year in which the expense was incurred; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, to the extent that any portion of the Consideration constitutes deferred compensation subject to the requirements of Section 409A, this Agreement shall be construed in such a manner as to make such portion of the Consideration payable in a Section 409A-compliant manner. Without in any way limiting the generality of the foregoing, the provisions of Section 5 of the Plan shall apply hereunder (in addition to the foregoing provisions of this Section 20) in respect of the Consideration.
21.    Miscellaneous. This Agreement, including Exhibits A, B and C, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement, without regard to the Restrictive Covenants Agreement (with respect to which you and the Company reserve all rights concerning the applicability of the governing law set forth therein), will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me on or before March 23, 2018.
I wish you good luck in your future endeavors.
Sincerely,
EAGLE PHARMACEUTICALS, INC.
By: /s/ David Pernock
___________________________________
David Pernock
President

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT.
AGREED TO AND ACCEPTED:
/s/ Steven Krill
________________________________________
Steven Krill

Exhibit A – Calculation of Option Grants
Exhibit B – Agreement and General Release
Exhibit C – Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement